                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                          PEOPLESOFT, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                PEOPLESOFT, INC.

                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 30, 2000

                            ------------------------

TO THE STOCKHOLDERS OF PEOPLESOFT, INC.:

    NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Stockholders of PeopleSoft, Inc. (the "Company"), a Delaware corporation, will be held at 10:00 a.m., local time, on Tuesday, May 30, 2000, at the Carr America Visitor's Center located at 4400 Rosewood Drive, Pleasanton, California 94588, for the following purposes:

    1.  To elect three (3) Class II directors to serve two-year terms.

    2. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    Only stockholders of record at the close of business on March 31, 2000 are entitled to notice of and to vote at the Annual Meeting.

    All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE ANNUAL MEETING. ANY STOCKHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY.

                                          By Order of the Board of Directors,

                                          /s/ Craig A. Conway

                                          Craig A. Conway, PRESIDENT AND
                                          CHIEF EXECUTIVE OFFICER

Pleasanton, California
April 25, 2000

 ------------------------------------------------------------------------------
 IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.
 ------------------------------------------------------------------------------

                                    MAPS TO
                  CARR AMERICA VISITOR'S CENTER IN PLEASANTON
                    AND LOCATION OF STOCKHOLDER MEETING ROOM

[LOGO]
                                                                          [LOGO]
                                 TO PLEASANTON
    From the San Francisco Airport--Take Rt. 101 South to Rt. 92 East over the San Mateo Toll Bridge. Take I-880 North to I-238 East and follow signs to I-580 East toward Stockton.

    From the Oakland Airport--Take I-880 South to I-580 East toward Stockton.

    From the San Jose Airport--Take Rt. 101 South to I-880 North. After approximately 20 miles on I-880 North, follow the signs to I-580 East toward Stockton.

    From Walnut Creek--Take I-680 South through San Ramon, then take I-580 East toward Stockton/Tracy.

                                PEOPLESOFT, INC.

                                ----------------

                            PROXY STATEMENT FOR THE
                      2000 ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed proxy is solicited on behalf of the Board of Directors of PeopleSoft, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on Tuesday, May 30, 2000 at 10:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Carr America Visitor's Center located at 4400 Rosewood Drive, Pleasanton, California 94588. The Company's telephone number is
(925) 694-3000. When proxies are properly dated, executed, and returned, the shares they represent will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted for the election of the nominees for directors set forth herein, and at the discretion of the proxy holders upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

    These proxy solicitation materials and the Annual Report to Stockholders for the year ended December 31, 1999, including financial statements, were first mailed on or about May 2, 2000, to all stockholders entitled to vote at the Annual Meeting.

RECORD DATE AND VOTING SECURITIES

    Stockholders of record at the close of business on March 31, 2000 ("Record Date") are entitled to notice of and to vote at the Annual Meeting. At the Record Date, 275,197,689 shares of the Company's Common Stock, $.01 par value, were issued and outstanding. No shares of the Company's Preferred Stock were outstanding.

REVOCABILITY OF PROXIES

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing a written notice of revocation bearing a later date than the proxy with the Secretary of the Company at or before the taking of the vote at the Annual Meeting, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company at or before the taking of the vote at the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be delivered to PeopleSoft, Inc. at 4460 Hacienda Drive, Pleasanton, California 94588, Attention: Secretary of the Company, or hand-delivered to the Secretary of the Company at or before the taking of the vote at the Annual Meeting.

VOTING AND SOLICITATION

    Each stockholder is entitled to one vote for each share of Common Stock owned on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors.

    The Company will retain Beacon Hill Partners, Inc. ("BHP") to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. The Company will pay BHP's solicitation fee of $8,000 plus reasonable out-of-pocket expenses. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held as of the

Record Date by such custodians, nominees and fiduciaries. The Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. In addition, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. No additional compensation will be paid for such services.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

    The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR", "AGAINST" or "ABSTAINED" on a matter are treated as being present at the Annual Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.

    While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business, and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

    In a 1988 Delaware case, BERLIN V. EMERALD PARTNERS, the Delaware Supreme Court held that, while broker non-votes should be counted for purpose of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, the Company intends to treat broker non-votes in this manner. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

    The Company currently intends to hold its 2001 Annual Meeting of Stockholders in May 2001 and to mail Proxy Statements relating to such meeting in April 2001. The date by which stockholder proposals must be received by the Company so that they may be considered for inclusion in the Proxy Statement and form of proxy for its 2001 Annual Meeting of Stockholders is December 8, 2000 and the date by which stockholders proposals must be received by the Company so that they may be presented at the 2001 Annual Meeting is March 1, 2001. Such stockholder proposals should be submitted to PeopleSoft, Inc. at 4460 Hacienda Drive, Pleasanton, California 94588, Attention: Secretary of the Company.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth as of March 31, 2000 (except as noted below) certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers as a group. Except as otherwise noted below, the Company knows of no agreements among its stockholders that relate to voting or investment power of its Common Stock.

                                                         SHARES OF COMMON STOCK
                                                         BENEFICIALLY OWNED(1)
                                                        ------------------------
DIRECTORS, NAMED EXECUTIVE OFFICERS                                   PERCENTAGE
AND FIVE PERCENT STOCKHOLDERS                             NUMBER      OWNERSHIP
-----------------------------------                     -----------   ----------
OFFICERS(3)
Craig A. Conway ......................................     636,459          *
Jay Fulcher ..........................................     112,187          *
Michael E. Gioja .....................................      62,499          *
Howard T. Gwin .......................................     206,139          *
W. Phillip Wilmington ................................     131,433          *

DIRECTORS (WHO ARE NOT ALSO OFFICERS)
David A. Duffield(2) .................................  39,800,257      14.46
George A. Battle .....................................      72,066          *
Aneel Bhusri .........................................     301,194          *
Steven Goldby ........................................           0          *
George Still Jr. .....................................     226,130          *
Cyril J. Yansouni ....................................     111,000          *
All directors and executive officers as a Group(4) ...  42,209,327      15.34

5% SHAREHOLDERS AT 12/31/99(5)
Capital Research & Management ........................  25,203,954       9.16
  333 South Hope Street, Los Angeles, CA 90071
Capital Guardian Trust, Inc. .........................  13,988,949       5.08
  11100 Santa Monica Blvd., Los Angeles, CA 90025

------------------------

*   Less than 1%

(1) Applicable percentage of ownership is based on 275,197,689 shares of Common Stock outstanding as of March 31, 2000, together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Shares subject to options currently exercisable or exercisable within 60 days after March 31, 2000 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

(2) These shares are held by trusts or accounts of which David A. Duffield is trustee or director.

(3) Includes the following number of shares issuable in exchange for options that are exercisable on or within 60 days of March 31, 2000: Craig A.
    Conway: 636,459; Jay Fulcher: 107,501; Michael E. Gioja: 62,499; Howard T.
    Gwin: 202,166; and W. Phillip Wilmington: 131,433.

(4) Includes 2,292,864 shares subject to stock options held by directors and officers (15 persons) that are exercisable within 60 days of March 31, 2000.

(5) Shares beneficially owned are determined solely from information reported on a Schedule 13G as of December 31, 1999.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

    Section 16(a) of the Exchange Act and regulations of the Securities and Exchange Commission (the "SEC") thereunder require the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of initial ownership and changes in ownership with the SEC. Based solely on its review of copies of such forms received by the Company, or on written representations from certain reporting persons that no other reports were required for such persons, the Company believes that, during or with respect to the period from January 1, 1999 to December 31, 1999, all of the Section 16(a) filing requirements applicable to its executive officers, directors and 10% stockholders were complied with, except that (i) Richard Bergquist and Margaret Taylor each filed a Form 4 reporting one transaction late; (ii) Aneel Bhusri reported one transaction late on a Form 5; and (iii) Barry Wright, Howard Gwin, Jay Fulcher and David Tierkel inadvertently failed to disclose their holdings of non-derivative securities on each of their respective Form 3's and subsequently amended such Form 3 to correct the oversight.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

NOMINEES

    The Company's Board of Directors currently consists of seven persons serving staggered two-year terms. Three Class II directors will be elected at the Annual Meeting for a term of two years. Three Class I directors (Mr. David A. Duffield, Mr. Aneel Bhusri and Mr. George J. Still, Jr.) were elected at last year's annual meeting for a term of two years. Mr. Steven Goldby was appointed by the Board of Directors as a Class I director on February 3, 2000.

    Unless otherwise instructed, the proxy holders will vote the proxies received by them for the three nominees named below, all of whom are presently directors of the Company. In the event that any such nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The Company is not aware of any nominee who will be unable or will decline to serve as a director. Each director elected at this Annual Meeting will serve a term of two years or until such director's successor has been duly elected and qualified.

VOTE REQUIRED

    The three nominees receiving the highest number of affirmative votes of the shares entitled to be voted shall be elected to the Board of Directors as Class II Directors. An abstention will have the same effect as a vote withheld for the election of directors and, pursuant to Delaware law, a broker non-vote will not be treated as voting in person or by proxy on the proposal. The names of the nominees and related information as of March 31, 2000 are set forth below.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW.

                                                                                                DIRECTOR
NAME OF NOMINEE                          AGE              POSITION(S) WITH THE COMPANY           SINCE
---------------                        --------           ----------------------------          --------
NOMINEES FOR CLASS II DIRECTOR
Craig A. Conway......................     45      Director, President and Chief Executive         1999
                                                  Officer
Cyril J. Yansouni(1)(2)..............     57      Director                                        1992
A. George "Skip" Battle(1)(2)........     56      Director                                        1995

DIRECTORS WHOSE TERMS CONTINUE
David A. Duffield(3).................     59      Chairman of the Board of Directors              1987
George J. Still, Jr.(1)(2)(3)........     42      Director                                        1991
Aneel Bhusri.........................     34      Vice Chairman of the Board of Directors         1999
Steven Goldby........................     59      Director                                        2000

------------------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

(3) Member of the Nominating Committee.

NOMINEES FOR CLASS II DIRECTOR

    Mr. Craig Conway joined PeopleSoft in May 1999 as President, Chief Operating Officer and Director, and was promoted to Chief Executive Officer in September 1999. He oversees all PeopleSoft business operations including sales, marketing, professional services, customer support, development, finance and administration. From 1996 to 1999, Mr. Conway was President and Chief Executive for OneTouch Systems, a leader in the field of interactive broadcast networks. From 1993 to 1996, Mr. Conway served as President and Chief Executive for TGV Software, Inc., an early developer of IP network protocols and applications for corporate intranets and the Internet. Mr. Conway also spent eight years at Oracle Corporation as Executive Vice President in a variety of roles including marketing, sales and operations. Mr. Conway graduated from State University of New York with a degree in Computer Science and Mathematics.

    Mr. Cyril Yansouni became a director of the Company in October 1992. Since March 1991, he has served as Chief Executive Officer and Chairman of Read-Rite Corporation, a supplier of thin film magnetic recording heads. He has served in various senior management capacities at Unisys, a manufacturer of computer systems, most recently as an Executive Vice President. Previously, Mr. Yansouni was President of Convergent Technologies, a manufacturer of computer systems, from October 1986 until its acquisition by Unisys in December 1988 and served in a variety of technical and management positions at Hewlett-Packard Company, including Vice President and General Manager of the PC Group. He holds a Master of Science degree in electrical engineering from Stanford University and a Bachelor of Science degree in electrical and mechanical engineering from the Catholic University of Louvain, Belgium. Mr. Yansouni is also a director of Informix Software, Inc.

    Mr. A. George "Skip" Battle became a director of the Company in December 1995. Mr. Battle served from 1968 until his retirement in June 1995 in various roles of increasing responsibility with Andersen Consulting. At the time of his retirement, Mr. Battle was Managing Partner of Market Development. He was also a member of Andersen Consulting's Executive Committee, Global Management Council and Partner Income Committee. Prior to his position as Managing Partner of Market Development, he served as Managing Partner of North American Planning and Operations. Mr. Battle holds a B.A. in Economics with highest distinction from Dartmouth College and an M.B.A. from the Stanford Business School where he held McCarthy and University Fellowships. Mr. Battle is a director of Ask
Jeeves Inc., Barra, Inc. and Fair Isaac Company, and a director of two mutual funds, Masters Select Equity and Masters Select International. Mr. Battle is also currently a Senior Fellow at the Aspen Institute.

DIRECTORS WHOSE TERMS CONTINUE

    Mr. David Duffield is a founder of the Company and has served as Chairman of the Board since the Company's incorporation in August 1987. He also served as Chief Executive Officer from August 1987 through September 1999 and President from August 1987 through May 1999. Prior to PeopleSoft, he was a founder and Chairman of the Board of Integral, a vendor of human resource and financial applications software, from April 1972 through April 1987. During a portion of that time, Mr. Duffield also served as Integral's Chief Executive Officer.
Mr. Duffield was the co-founder of Information Associates (now a subsidiary of Systems and Computer Technology), where he was employed between 1968 and 1972. Prior to that Mr. Duffield worked at IBM, a computer systems manufacturer, as a marketing representative and systems engineer. He holds a bachelor's degree in electrical engineering and an M.B.A. from Cornell University.

    Mr. George Still became a director of PeopleSoft in April 1991. He joined Norwest Venture Partners in October 1989 and is Managing Partner of several Norwest Venture Capital partnerships. Previously, Mr. Still worked for Ernst & Whinney (now Ernst & Young) in San Francisco and later as Partner with Centennial Funds based in Denver, Colorado. He is currently a director of several private companies including Software Technologies Corp., Embark.Com, MetaPath Software International, MarketTouch, Rates.Com, eForce, Website Pros and the National Venture Capital Association. In addition, he was a founder of Verio. Mr. Still holds a Bachelor of Science degree from Pennsylvania State University and a Master of Business Administration degree from the Amos Tuck School at Dartmouth College, where he currently serves on the Board of Advisors of the Tuck School's Foster Center for Private Equity.

    Mr. Aneel Bhusri, Vice Chairman of the Board of Directors of PeopleSoft since March 1999, is currently a General Partner with Greylock Management, an early stage venture capital firm. He joined PeopleSoft in 1993 and ultimately served as Senior Vice President, Product Strategy, Marketing and Business Development. Previously, as an associate at Norwest Venture Partners,
Mr. Bhusri identified emerging software companies for investment. He also spent several years in the Morgan Stanley corporate finance organization working with the firm's high-tech clients. He holds a master's degree in business administration from Stanford University and a bachelor's degree in electrical engineering and economics from Brown University. In addition to PeopleSoft, Mr. Bhusri currently sits on the Board of Marimba, Inc., HelloAsia.com, Cameraworld.com, Guru.com and Corio.

    Mr. Steven Goldby was appointed as a director of PeopleSoft in February 2000. Mr. Goldby is chairman and chief executive officer of Symyx Technologies, the leading company applying combinatorial methods to materials science. Prior to Symyx, he served for more than ten years as chief executive officer of MDL Information Systems, Inc., the enterprise software company that pioneered scientific information management. Before joining MDL, Mr. Goldby held various management positions, including senior vice president, at ALZA Corporation, from 1968 to 1973, and was president of Dynapol, a specialty chemical company, from 1973 to 1981. He currently serves as a director of Aspect Development, Inc.
Mr. Goldby holds a bachelor's degree in chemistry from the University of North Carolina and a law degree from Georgetown University Law Center.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors of the Company held a total of four regular meetings and five special meetings during 1999. No directors attended fewer than 75% of the total number of meetings of the Board of Directors or committees of the Board of Directors held in 1999. The Board of Directors has an Audit Committee, Compensation Committee and Nominating Committee.

    The Audit Committee, which currently consists of Messrs. Battle, Yansouni and Still, held a total of six regular meetings during 1999. The Audit Committee is primarily responsible for approving the services performed by the Company's independent auditors and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls. The Compensation Committee, which currently consists of Messrs. Battle and Yansouni as voting members and Mr. Still as a non-voting member, held two meetings in 1999. The Compensation Committee reviews and approves the Company's executive compensation policies and plans. The Nominating Committee was established in May 1997 and consists of Messrs. David Duffield and Still. The Nominating Committee was established to evaluate future board members and generally does not consider recommendations to the board from security holders. The Committee held four meetings during 1999.

BOARD COMPENSATION

    In 1999, Mr. George "Skip" Battle and Mr. Cyril Yansouni each earned $25,000 and were granted 15,000 options with immediate vesting for their services as members of the Board of Directors. In addition, Mr. George Still, Jr. earned $25,000 and received 15,000 options that were fully vested for his service as a member of the Board. Officers are appointed by and serve at the discretion of the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Neither Messrs. Battle nor Yansouni (the voting members of the Company's Compensation Committee) is an executive officer of any entity for which any executive officer of the Company serves as a director or a member of the compensation committee.

                              INDEPENDENT AUDITORS

    The Board of Directors has selected Ernst & Young LLP, independent auditors, to audit the consolidated financial statements of PeopleSoft for the fiscal year ending December 31, 2000. Notwithstanding this selection, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors determines that such a change would be in PeopleSoft's and its shareholders' best interests.

    Ernst & Young LLP has audited PeopleSoft's financial statements since 1989. Its representatives are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                             EXECUTIVE COMPENSATION

    All securities underlying options and related per share information have been adjusted to reflect a two-for-one split of the Company's Common Stock in 1997.

SUMMARY COMPENSATION TABLE

    The following table sets forth the annual and long-term compensation earned in each of the last three years by the Company's Chief Executive Officer and each of the other four most highly compensated executive officers (the "Named Executive Officers"):

                                                                                               LONG-TERM
                                                           ANNUAL COMPENSATION               COMPENSATION
                                                 ----------------------------------------   ---------------
NAME AND                                                                   OTHER ANNUAL     SEC. UNDERLYING
PRINCIPAL POSITION                      YEAR      SALARY    BONUS(1)      COMPENSATION(2)    OPTIONS(#)(3)
------------------                    --------   --------   --------      ---------------   ---------------
Craig A. Conway (10) ...............    1999     $345,238   $    -0-          $    420         2,750,000
  President and Chief Executive         1998          -0-        -0-               -0-               -0-
  Officer                               1997          -0-        -0-               -0-               -0-

Jay Fulcher ........................    1999      205,000    167,779            12,442(5)        325,000
  Executive Vice President,             1998      128,750     13,547            82,900(5)         28,000
  Consulting                            1997      128,750     48,500            57,157(5)         20,000

Howard T. Gwin(8) ..................    1999      262,500    194,933            16,087           350,000
  Executive Vice President,             1998      150,000    286,560            19,141(4)         50,000
  Worldwide Operations                  1997      140,002    183,300            59,793(4)         40,000

Michael E. Gioja(9) ................    1999      225,000    215,000           416,458(6)        650,000
  Executive Vice President,             1998          -0-        -0-               -0-               -0-
  Development                           1997          -0-        -0-               -0-               -0-

W. Phillip Wilmington ..............    1999      202,083    116,750            61,440(7)        325,000
  Executive Vice President,             1998      135,000    171,880            65,796(7)         30,000
  North America                         1997      120,000        -0-           134,629(7)         30,000

------------------------

(1) Payments of bonuses are made pursuant to the Company's Executive Bonus Plan.

(2) Includes Company funded health benefit credits, and Company matching contributions to a non-qualified deferred compensation Plan.

(3) On November 19, 1998, the Compensation Committee authorized an offer to all employees of the Company holding stock options with exercise prices in excess of $22.00 to cancel and replace such options with new options with an exercise price equivalent to the closing market price of the Company's Common Stock on the Nasdaq National Market on December 14, 1998. Employees who accepted the offer are subject to a six-month extension of the vesting term of such option and a six-month black out period during which repriced options may not be exercised. For purposes of the Executive Compensation table, and in accordance with the applicable regulations of the Securities and Exchange Commission, the repriced options are reflected as new grants in 1998. The following amounts represent the share amounts subject to new options actually granted to the indicated officers in 1998: Mr. Fulcher 14,000, Mr. Gwin 25,000, and Mr. Wilmington 15,000.

(4) During 1997, Mr. Gwin received a $49,850 cost of living allowance, $7,823 relocation allowance and a $1,400 automobile reimbursement allowance.
    Mr. Gwin received a $5,768 relocation allowance and a $10,153 tax equalization payment in 1998 relating to a temporary assignment outside the U.S. In 1999, he received another $15,367 tax equalization payment relating to his temporary assignment outside of the U.S.

(5) In 1997, Mr. Fulcher received a $56,437 sales commission, and in 1998 and 1999, he received $82,180 and $11,722, respectively.

(6) Mr. Gioja received a $165,000 housing bonus, $100,000 hiring bonus and a $150,978 relocation allowance in 1999.

(7) In 1997, Mr. Wilmington received a $129,159 sales commission and in 1998 and 1999, he received $60,076 and $60,720, respectively.

(8) Mr. Gwin resigned from his position as Executive Vice President, Worldwide Operations of the Company in January 2000. Effective upon the date of his resignation, Mr. Gwin ceased to vest in any outstanding options.

(9) Mr. Goija resigned from his position as Executive Vice President, Development of the Company in March 2000. Effective upon the date of his resignation, Mr. Goija ceased to vest in any outstanding options.

(10) Subject to completing his one-year anniversary of employment in May 2000, Mr. Conway will receive a cash bonus of at least $250,000. The amount of the bonus may be increased, as deemed appropriate, by the Compensation Committee.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

    The following table sets forth, for each of the Named Executive Officers, certain information concerning the exercise of stock options during 1999, including the year-end value of unexercised options:

                                                                  NUMBER OF
                                                            SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                                                           UNEXERCISED OPTIONS AT       IN-THE-MONEY OPTIONS AT
                            SHARES                           FISCAL YEAR-END(#)          FISCAL YEAR-END(1)($)
                           ACQUIRED          VALUE        -------------------------   ---------------------------
NAME                    ON EXERCISE(#)   REALIZED(1)($)   EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
----                    --------------   --------------   -------------------------   ---------------------------
Craig A. Conway........        --           $     --           302,083/2,447,917           $2,576,171/$26,778,204
Jay Fulcher............     6,400            135,234              72,939/479,597              1,222,615/5,195,560
Howard T. Gwin (2).....        --                 --             197,999/597,001              2,678,334/6,120,728
Michael E. Goija (2)...        --                 --              24,999/625,001                243,272/4,717,353
W. Phillip Wilmington..        --                 --              78,199/399,201              1,061,978/2,707,172

------------------------

(1) Calculated by determining the difference between the closing price of the Company's Common Stock as reported on the Nasdaq National Market on the date of exercise or at December 31, 1999 ($21.3125), as applicable, and the exercise price of such options.

(2) Upon each of their respective dates of termination, both Mr. Gwin and Mr. Goija ceased to vest in any outstanding options.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth each grant of stock options made during the year ended December 31, 1999 to each of the Named Executive Officers:

                               INDIVIDUAL GRANTS
                        -------------------------------                                 POTENTIAL REALIZABLE VALUE
                        NUMBER OF         % OF TOTAL                                      AT ASSUMED ANNUAL RATE
                        SECURITIES          OPTIONS                                     OF STOCK PRICE APPRECIATION
                        UNDERLYING        GRANTED TO                                        FOR OPTION TERM(3)
                         OPTIONS         EMPLOYEES IN     EXERCISE PRICE   EXPIRATION   ---------------------------
NAME                    GRANTED(#)      FISCAL YEAR(1)     ($/SHARE)(2)       DATE         5%($)          10%($)
----                    ----------      ---------------   --------------   ----------   ------------   ------------
                        2,000,000(5)         6.74%          1$2.6875          5/9/09    $15,958,201    $40,441,215
Craig A. Conway.......
                          500,000(4)         1.68             .0100           5/9/09          3,144          7,969
                          250,000(5)         0.84           15.5000         10/31/09      2,436,967      6,175,752

                           50,000(6)         0.17           13.6875          4/29/09        430,400      1,090,717
Jay Fulcher...........
                           40,000(7)         0.13           11.5813*         7/30/09        424,498        950,340
                           50,000(6)         0.17           14.1250          8/30/09        444,157      1,125,581
                           25,000(8)         0.08           14.1250          8/30/09        222,078        562,790
                          100,000(6)         0.34           15.5000         10/31/09        974,787      2,470,301
                           60,000(8)         0.20           15.5000         10/31/09        584,872      1,482,180

                           50,000(6)         0.17           13.6875          4/29/09        430,400      1,090,717
Howard T. Gwin (9)....
                          100,000(7)         0.34           11.5813*         7/30/09      1,061,244      2,375,849
                           75,000(8)         0.25           13.6250          7/30/09        642,652      1,628,606
                           50,000(6)         0.17           15.5000         10/31/09        487,393      1,235,150
                           75,000(8)         0.25           15.5000         10/31/09        731,090      1,852,726

Michael E. Goija (9)...   100,000(6)         0.34           13.6875          4/29/09        860,800      2,181,435
                          100,000(7)         0.34           11.5813*         7/30/09      1,061,244      2,375,849
                          250,000(6)         0.84           13.6250          7/30/09      2,142,172      5,428,685
                           75,000(8)         0.25           13.6250          7/30/09        642,652      1,628,606
                           50,000(6)         0.17           15.5000         10/31/09        487,393      1,235,150
                           75,000(8)         0.25           15.5000         10/31/09        731,090      1,852,726

W. Phillip Wilmington..    50,000(6)         0.17           13.6875          4/29/09        430,400      1,090,717
                           40,000(7)         0.13           11.5813*         7/30/09        424,498        950,340
                           50,000(6)         0.17           14.1250          8/30/09        444,157      1,125,581
                           25,000(8)         0.08           14.1250          8/30/09        222,078        562,790
                          100,000(6)         0.34           15.5000         10/31/09        974,787      2,470,301
                           60,000(8)         0.20           15.5000         10/31/09        584,872      1,482,180

------------------------

*   Options granted at 85% of fair market value.

(1) An aggregate of 29,694,322 options to purchase shares of the Company's Common Stock were granted to employees in 1999.

(2) The exercise price and the tax withholding obligations related to exercise may be paid by delivery of shares that are already owned or by offset of the underlying shares, subject to certain conditions. All of the options have an exercise price equal to 100% of the fair market value of the Company's Common Stock on the date of grant, except options noted that were granted at 85% of fair market value pursuant to the 1999 Employee Retention Program.

(3) This column shows the hypothetical gains or "option spreads" of the options granted based on assumed annual compound stock price appreciation rates of 5% and 10% over the full ten-year term of the option. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimated or projected future prices of the Company's Common Stock.

(4) These shares were issued pursuant to a restricted stock purchase agreement in accordance with Mr. Conway's employment agreement. The Company's right to repurchase these shares begins to lapse 125,000 shares on May 10, 2000 and an additional 125,000 shares each successive year until May 10, 2003.

(5) These shares vest 25% annually over 4 years.

(6) These shares vest 1/4 at their one-year anniversary of grant, then 1/16 per quarter, over the next 3 years.

(7) These shares vest 1/24 per month over 2 years.

(8) These shares are 50% vested at first anniversary of grant and 50% at second year anniversary.

(9) Upon each of their respective dates of termination, both Mr. Gwin and Mr. Goija ceased to vest in any outstanding options.

                      REPORT OF THE COMPENSATION COMMITTEE

    The following is the Report of the Compensation Committee of the Company, describing the compensation policies and rationale applicable to the Company's executive officers with respect to the compensation paid to such executive officers for the year ended December 31, 1999. The information contained in the report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates it by reference into such filing.

    The Compensation Committee (the "Committee") of the Board of Directors of the Company is charged with the responsibility of reviewing all aspects of the Company's executive compensation programs and administering the Company's Stock Option Plan. In 1999, the voting members of the Committee were Messrs. Battle and Yansouni, both of whom are non-employee Directors of the Company. Mr. Still is a non-voting member of the Committee and is a non-employee Director of the Company.

    The Company's executive compensation programs are designed to attract and retain executives who will contribute to the Company's long-term success, to reward executives for achieving the Company's financial goals, and to link executive compensation and stockholder interests through equity-based plans. Due to the importance of executive compensation in attracting and retaining the most qualified executive officers, the Compensation Committee and management engaged outside compensation consultants to survey the compensation practices in Peer Companies (both larger and smaller) to ensure that the Company's compensation approach was competitive. As a result of the survey, the Compensation Committee approved increases to executive officer base salaries so that they were approximately in the 65th percentile range for comparable positions within these Peer Companies, along with the issuance of a special grant of stock. These grants included a two-year monthly vesting schedule.

    Beginning in 1994, the Internal Revenue Code limited the federal income tax deductibility of compensation paid to the Company's chief executive officer and to each of the four most highly compensated executive officers. For this purpose, compensation can include, in addition to cash compensation, the difference between the exercise price of stock options and the value of the underlying stock on the date of exercise. The Company may deduct compensation with respect to any of these individuals only to the extent that during any fiscal year such compensation does not exceed $1 million or meets certain other conditions (such as shareholder approval). Considering the Company's current compensation plans and policy, the Company and Compensation Committee believe that, for the near future, there is little risk that the Company will lose any significant tax deduction relating to executive compensation. If the deductibility of executive compensation becomes a significant issue, the Company's compensation plans and policy will be modified to maximize the deduction of compensation if the Company and the Compensation Committee determine that such action is in the best interests of the Company.

    The Company's executive compensation programs consist of base salary, annual cash incentive compensation, long-term incentive compensation in the form of stock options, and various benefits, including health and welfare plans generally available to all full-time employees of the Company. In addition, the Company's executives are eligible to participate in a non-qualified deferred compensation plan whereby participants may elect to defer part or all of their base and incentive cash compensation, which in turn is invested in insurance contracts that contain a broad range of investment alternatives. Under the non-qualified plan, the Company provides matching contributions, subject to a maximum amount of $10,000 in 1999 (the same amount as provided under the 401(k) Plan), based on a participant's years of service and actual contributions. Matching contributions vest ratably after two through five years of service, and any unvested matching contributions are forfeited upon termination of employment. Although the executives are eligible to participate under the Company's qualified 401(k) Plan, they are not eligible for a matching Company contribution under that plan.

    Compensation is reviewed and adjusted annually based principally on an evaluation of individual contributions to corporate goals, comparable market salary data, growth in the Company's size and complexity, internal compensation equity considerations, increases or decreases in an executive's span of responsibilities, and the Company's performance. Based on these factors, Mr. Craig A. Conway's base pay was increased by 50% as a result of his promotion to President and Chief Executive Officer.

    To reinforce the attainment of Company goals, the Committee believes that a substantial portion of the annual compensation of each executive officer should be in the form of variable incentive pay. The annual incentive pool for executive officers is determined on the basis of the Company's achievement of financial performance targets, a range for the executive's contribution, and a measure of customer satisfaction. A target is set for each executive officer based on targets for comparable positions at the Peer Companies.

    Grants of stock options may be awarded to individual executives based on their actual and potential contributions to the achievement of the Company's long-term goals. The magnitude of such grants was based on merit and an evaluation of market survey data on executive stock option granting practices.

                                          Compensation Committee

                                          A. George "Skip" Battle
                                          Cyril J. Yansouni
                                          George J. Still

                      CERTAIN TRANSACTIONS WITH MANAGEMENT

    In October 1998, Phillip Wilmington borrowed $2,000,000 from the Company. This obligation accrues interest at 7% per annum and is substantially secured by Mr. Wilmington's principal residence.

    In December 1999, Jay Fulcher borrowed $300,000 from the Company. The loan is also secured and accrues interest at 7% per annum. In addition, Michael Goija borrowed $835,000 from the Company in January 1999. The loan does not accrue interest and is secured by Mr. Goija's principal residence. This loan is expected to be repaid by September 2000.

                              COMPANY PERFORMANCE

    The following graph compares the cumulative total return on a percentage basis to stockholders on the Company's Common Stock from December 31, 1994 through December 31, 1999 to the cumulative total return of (i) the S&P 500 Index (ii) the Nasdaq Computer and Data Processing Services Group Index ("Nasdaq--Software"), and (ii) the Nasdaq National Market (U.S. Companies) Index ("Nasdaq--Total"), assuming the investment of $100 in the Company's Common Stock and in each of the other indices, and reinvestment of all dividends. The information contained in the Performance Graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                   AMONG PEOPLESOFT, INC., THE S&P 500 INDEX
            THE NASDAQ--SOFTWARE INDEX, AND THE NASDAQ--TOTAL INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

       PEOPLESOFT, INC.  NASDAQ - TOTAL  S & P 500  NASDAQ - SOFTWARE
12/94            100.00          100.00     100.00             100.00
12/95            227.81          141.33     137.58             152.28
12/96            507.95          173.89     169.17             187.95
12/97            826.49          213.07     225.61             230.90
12/98            401.32          300.25     290.09             412.23
12/99            451.67          542.43     351.13             871.27

                                 OTHER MATTERS

    The Company knows of no other matters to be addressed at the Annual Meeting. If any other matters are properly addressed at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented in the manner as the Board of Directors may recommend.

                                          THE BOARD OF DIRECTORS

                                          /s/ Craig A. Conway

                                          By:  Craig A. Conway, PRESIDENT AND
                                              CHIEF EXECUTIVE OFFICER

Dated: April 25, 2000

PPL80B                            DETACH HERE


                                     PROXY

                                PEOPLESOFT, INC.

                       2000 ANNUAL MEETING OF STOCKHOLDERS


     The undersigned stockholder of PeopleSoft, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 25, 2000, and hereby appoints Stephen Hill and David A. Duffield, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2000 Annual Meeting of Stockholders of PeopleSoft, Inc. to be held on May 30, 2000 at 10:00 a.m. local time, at the Carr America Visitor's Center at 4400 Rosewood Drive, Pleasanton, California, and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

     This proxy will be voted as directed, or if no contrary direction is indicated, will be voted FOR the election of the nominees for directors, and as said proxies deem advisable on such matters as may properly come before the meeting.

------------                                                 -----------
SEE REVERSE         CONTINUED AND TO BE SIGNED ON            SEE REVERSE
   SIDE                     REVERSE SIDE                        SIDE
------------                                                 -----------

PPL80A                        DETACH HERE

/X/ PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.


    1. To elect three (3) Class II directors to serve two-year terms.

       CLASS II NOMINEES:    Craig A. Conway, Cyril J. Yansouni, and
                             A. George "Skip" Battle

           FOR                            WITHHELD
           ALL     /  /              /  / FROM ALL
         NOMINEES                         NOMINEES


/  / ______________________________________
     For all nominees except as noted above

2. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.


                            MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT /  /

                            TO ENSURE YOUR REPRESENTATION AT THE ANNUAL
                            MEETING, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE.

                            This proxy should be marked, dated and signed by each shareholder exactly as such shareholder's name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. If the shares are held by joint tenants or as community property, both holders should sign.

Signature: _______________Date:________  Signature: _______________Date:_______